Exhibit 99.1

MOORE APPOINTED CHAIRMAN OF THE BOARD OF PROTECTION ONE;

TWO NEW BOARD MEMBERS APPOINTED

TOPEKA, Kan., March 27, 2003 — The Board of Directors of Protection One (NYSE: POI-NEWS) today announced the appointment of William B. Moore as Chairman of the Board of the Company, effective immediately. Mr. Moore also serves as Executive Vice President and Chief Operating Officer of Westar Energy, Inc., which owns approximately 88% of Protection One.

Bruce A. Akin, Vice President, Business Services, Westar Energy, and Larry D. Irick, Vice President, General Counsel, and Corporate Secretary of Westar Energy, also were appointed to Protection One’s Board of Directors.  Messrs. Moore, Akin and Irick were appointed to Protection One’s Board of Directors pursuant to terms of the 1997 Contribution Agreement between Westar and Protection One.

Steven V. Williams, President of Protection One’s wholly owned subsidiary, Network Multifamily, and a Company director since October 2000, and Maria de Lourdes Duke, a Company director since May 1999, resigned from the Board to accommodate these additions.

About Protection One

Protection One, one of the leading commercial and residential monitored security services companies in the United States and a leading security provider to the multifamily housing market through Network Multifamily, serves more than one million customers in North America. For more information on Protection One, go to http://www.ProtectionOne.com.

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